Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Duke Energy Holding Corporation on Form S-8 of our reports dated March 3, 2006 relating to the financial statements and financial statement schedule of Duke Energy Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” as of July 1, 2003 and Emerging Issues Task Force No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” as of January 1, 2003) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2005, as amended on March 31, 2006 and April 3, 2006, and our report dated June 27, 2005 appearing in the Annual Report on Form 11-K of the Duke Energy Retirement Savings Plan for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

April 3, 2006